Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES FOURTH-QUARTER
AND FULL-YEAR 2018 RESULTS AND PROVIDES 2019 GUIDANCE

•	Fourth-Quarter 2018 Financial Results

◦	Revenues of $2.121 Billion

◦	GAAP Net Loss of $344 Million

◦	Adjusted EBITDA (non-GAAP)[1] of $858 Million

•	Full-Year 2018 Financial Results

◦	Revenues of $8.380 Billion

◦	GAAP Net Loss of $4.148 Billion

◦	Adjusted EBITDA (non-GAAP)[1] of $3.474 Billion

•	Delivered Full-Year Organic Revenue Growth[1,2] in 2018

LAVAL, Quebec, Feb. 20, 2019 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its fourth-quarter and full-year 2018 financial results.

“2018 was a strong year for Bausch Health as we delivered organic revenue growth2 across the entire Company while reducing our total debt by more than $1 billion and strategically investing in our core businesses,” said Joseph C. Papa, chairman and CEO, Bausch Health.

“As Bausch Health now pivots to offense, we will continue to focus on multiple key launches, including our Significant Seven products. Additionally, we will increase our investment in R&D to enable us to develop and bring to market more products that help improve the lives of patients globally,” Mr. Papa continued.

Company Highlights

Executing on Core Businesses and Advancing Pipeline

•	The Bausch + Lomb/International segment comprised approximately 56% of the Company’s revenue in 2018

◦
Reported revenue in the Bausch + Lomb/International segment decreased by 3% in 2018 compared to 2017, primarily due to the impact of divestitures and discontinuations; revenue in this segment grew organically[2] by 4% compared to 2017, due to organic growth[2] across all businesses in the segment

◦	Launched multiple products in 2018, including LUMIFY® eye drops and AQUALOX® silicone hydrogel, or SiHy, daily contact lenses in Japan

___________________________________
1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.
2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.

1 | Page

•	The Salix segment comprised approximately 21% of the Company’s revenue in 2018

◦	Grew revenue in the Salix segment by 12% in 2018 compared to 2017 despite generic competition following the loss of exclusivity for UCERIS®

◦	XIFAXAN® revenue increased by 22% in 2018 compared to 2017

▪	Resolved the XIFAXAN® intellectual property litigation with Actavis Laboratories FL, Inc. (Teva), preserving market exclusivity for XIFAXAN® 550 mg tablets until 2028[3]

◦	RELISTOR® revenue increased by 37% in 2018 compared to 2017

◦
Entered into a “stalking horse” agreement in the fourth quarter of 2018 to acquire certain assets of Synergy Pharmaceuticals Inc., including TRULANCE®, a treatment for adults with chronic idiopathic constipation and irritable bowel syndrome with constipation (IBS-C), and dolcanatide, an investigational compound that has demonstrated proof-of-concept in treating patients with multiple gastrointestinal conditions

▪	If approved, the transaction is expected to close in March 2019[4]

◦	Entered into exclusive co-promotional agreements in the United States in 2018, including:

▪	LUCEMYRATM, the first and only non-opioid medication for the mitigation of withdrawal symptoms to facilitate abrupt discontinuation of opioids in adults, with US WorldMeds, LLC

▪	DOPTELET®, which is indicated for the treatment of thrombocytopenia in adult patients with chronic liver disease who are scheduled to undergo a procedure, with Dova Pharmaceuticals, Inc.

◦	PLENVU®, a one-liter PEG bowel cleansing preparation for colonoscopies, was launched in the third quarter of 2018

•	The Ortho Dermatologics segment comprised approximately 7% of the Company’s revenue in 2018

◦	Revenues in the Global Solta business grew by 22% in 2018 compared to the full year of 2017, driven by the launch of Thermage FLX® in markets around the world

◦	Launched multiple products in 2018, including ALTRENO™ Lotion for the treatment of acne vulgaris and BRYHALI™ Lotion for the topical treatment of plaque psoriasis in adult patients

◦	Expecting a decision shortly from the U.S. Food and Drug Administration (FDA) on DUOBRII™[5] Lotion for the topical treatment of plaque psoriasis in adults

•	Revenues from our Significant Seven portfolio of products doubled to greater than $150 million for the full year of 2018 compared to approximately $75 million for the full year of 2017, driven by:

◦	AQUALOX® SiHy daily contact lenses, which launched in Japan in September 2018

◦	BRYHALI™, which launched in November 2018

◦	LUMIFY®, which achieved a weekly market share of approximately 28%[6]; LUMIFY® launched in May 2018

◦	RELISTOR®, a treatment for opioid-induced constipation

◦	SILIQ™, an injectable biologic for moderate-to-severe psoriasis; launch was expanded in January 2018

◦	VYZULTA®, a treatment option for glaucoma; launch began in late December 2017

Addressing Debt

•	Repaid approximately $400 million of debt in the fourth quarter of 2018

•	Repaid more than $1 billion of debt in 2018, using cash generated from operations

___________________________________
3 Actavis will be able to begin marketing the medicine earlier if another generic rifaximin product is granted approval and starts selling or distributing such generic rifaximin product before Jan. 1, 2028.
4 Subject to other interested third parties having an opportunity to submit competing bids (which may be superior to ours), bankruptcy court approval and other customary closing conditions.
5 Provisional name.
6 Retail Dollar Share for total United States (MULO) for 4 weeks ending Feb. 10, 2019, according to IRI.

2 | Page

•	Refinanced approximately $8.3 billion of debt in 2018 to extend maturities and provide more flexibility

•	Reduced net interest expense by $154 million in 2018 compared to 2017

Fourth-Quarter and Full-Year 2018 Revenue Performance
Total reported revenues were $2.121 billion for the fourth quarter of 2018, as compared to $2.163 billion in the fourth quarter of 2017, a decrease of $42 million, or 2%.

Total reported revenues were $8.380 billion for the full year of 2018, as compared to $8.724 billion for the full year of 2017, a decrease of $344 million, or 4%. Excluding the impact of the 2018 divestitures and discontinuations of $541 million and the favorable impact of foreign exchange of $18 million, revenue grew organically2 by 2% compared to the full year of 2017, driven by organic growth2 across the Salix and Bausch + Lomb/International segments.

Revenues by segment were as follows:

Fourth-Quarter 2018

(in millions)	4Q 2018	4Q 2017	Reported Change	Reported Change	Change at Constant Currency[7]	Organic[2] Change
Segment
Bausch + Lomb/International	$1,205	$1,204	$1	0%	3%	5%
Salix	$426	$425	$1	0%	0%	1%
Ortho Dermatologics	$165	$169	($4)	(2%)	(2%)	(2%)
Diversified Products	$325	$365	($40)	(11%)	(11%)	(9%)
Total Revenues	$2,121	$2,163	($42)	(2%)	0%	1%

Full-Year 2018

(in millions)	FY 2018	FY 2017	Reported Change	Reported Change	Change at Constant Currency[7]	Organic[2] Change
Segment
Bausch + Lomb/International	$4,664	$4,795	($131)	(3%)	(3%)	4%
Salix	$1,749	$1,566	$183	12%	12%	12%
Ortho Dermatologics	$625	$725	($100)	(14%)	(14%)	(13%)
Diversified Products	$1,342	$1,638	($296)	(18%)	(18%)	(5%)
Total Revenues	$8,380	$8,724	($344)	(4%)	(4%)	2%

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.205 billion for the fourth quarter of 2018, as compared to $1.204 billion for the fourth quarter of 2017, an increase of $1 million. Excluding the impact of divestitures and discontinuations of $22 million, and the unfavorable impact of foreign exchange of $41 million, the Bausch + Lomb/International segment grew organically2 by approximately
___________________________________
7 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

3 | Page

5% compared to the fourth quarter of 2017, primarily due to higher volumes despite a planned channel inventory reduction of $10 million in the Global Ophtho Rx business that was previously announced.

Bausch + Lomb/International segment revenues were $4.664 billion for the full year of 2018, as compared to $4.795 billion for the full year of 2017, a decrease of $131 million, or 3%. Excluding the impact of divestitures and discontinuations of $312 million, and the favorable impact of foreign exchange of $18 million, the Bausch + Lomb/International segment grew organically2 by approximately 4% compared to the full year of 2017 due to organic growth2, including volume growth of $182 million, across all businesses within the segment.

Salix Segment
Salix segment revenues were $426 million for the fourth quarter of 2018, as compared to $425 million for the fourth quarter of 2017, an increase of $1 million, driven by XIFAXAN®, which grew 12% in the quarter, but was offset by a planned channel inventory reduction of $47 million and the loss of exclusivity for UCERIS®.

Salix segment revenues were $1.749 billion for the full year of 2018, as compared to $1.566 billion for the full year of 2017, an increase of $183 million, or 12%. Growth in the segment was driven by higher sales of XIFAXAN®, RELISTOR® and APRISO®, compared to the full year of 2017, despite generic competition following the loss of exclusivity for UCERIS®.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $165 million for the fourth quarter of 2018, as compared to $169 million for the fourth quarter of 2017, a decrease of $4 million, or 2%, due to lower volumes in the segment, partially offset by 32% revenue growth in the Global Solta business.

Ortho Dermatologics segment revenues were $625 million for the full year of 2018, as compared to $725 million for the full year of 2017, a decrease of $100 million, or 14%, due to lower volumes in the segment. Revenues in the Global Solta business grew by 22% in 2018 compared to the full year of 2017, driven by the launch of Thermage FLX® in markets around the world.

Diversified Products Segment
Diversified Products segment revenues were $325 million for the fourth quarter of 2018, as compared to $365 million for the fourth quarter of 2017, a decrease of $40 million, or 11%. The decline was primarily due to decreases attributed to the previously reported loss of exclusivity for a basket of products.

Diversified Products segment revenues were $1.342 billion for the full year of 2018, as compared to $1.638 billion for the full year of 2017, a decrease of $296 million, or 18%. The decline was primarily due to the impact of divestitures and discontinuations of $221 million and decreases attributed to the previously reported loss of exclusivity for a basket of products.

Operating Income/Loss
Operating income was $25 million for the fourth quarter of 2018, as compared to an operating loss of $322 million for the fourth quarter of 2017, an increase of $347 million.

Operating loss was $2.384 billion for the full year of 2018, as compared to an operating income of $102 million for the full year of 2017, a decrease of $2.486 billion. The decrease in operating results for the full year of 2018 reflects goodwill impairment charges of $2.322 billion, including $2.213 billion in charges that were recognized when the Company adopted new accounting guidance from the Financial

4 | Page

Accounting Standards Board in January 2018 and gains from the divestitures that occurred in 2017, partially offset by favorable Cost of Goods Sold and Selling, General and Administrative (SG&A) Expenses.

Net Loss
Net loss for the three months ended Dec. 31, 2018 was $344 million, as compared to net income of $513 million for the same period in 2017, a decrease of $857 million.

Net loss for the full year ended Dec. 31, 2018 was $4.148 billion, as compared to net income of $2.404 billion for the same period in 2017, a decrease of $6.552 billion. The decrease is primarily due to a 2017 tax benefit of $4.145 billion primarily associated with our internal restructuring and $2.213 billion in impairment charges that were recognized when the Company adopted new accounting guidance from the Financial Accounting Standards Board in January 2018.

Adjusted net income (non-GAAP) for the fourth quarter of 2018 was $368 million, as compared to $347 million for the fourth quarter of 2017, an increase of $21 million, or 6%.

Adjusted net income (non-GAAP) for the full year of 2018 was $1.410 billion, as compared to $1.349 billion for the full year of 2017, an increase of $61 million, or 5%.

Operating Cash
The Company generated $319 million of cash from operations in the fourth quarter of 2018, as compared to $578 million in the fourth quarter of 2017, a decrease of $259 million, or 45%, partially due to changes in the timing of interest payments, with approximately $125 million more occurring in the fourth quarter of 2018 than the fourth quarter of 2017.

The Company generated $1.501 billion of cash from operations in 2018, as compared to $2.290 billion in 2017, a decrease of $789 million, or 34%. The decrease in cash from operations was primarily attributable to the timing of cash we received from our fulfillment arrangement with Walgreens in 2017.

EPS
GAAP Earnings Per Share (EPS) Diluted for the fourth quarter of 2018 was ($0.98), as compared to $1.45 for the fourth quarter of 2017. GAAP Earnings Per Share (EPS) Diluted for the full year of 2018 was ($11.81), as compared to $6.83 for the full year of 2017.

Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) was $858 million for the fourth quarter of 2018, as compared to $875 million for the fourth quarter of 2017, a decrease of $17 million, or 2%.

Adjusted EBITDA (non-GAAP) was $3.474 billion for the full year of 2018, as compared to $3.638 billion for the full year of 2017, a decrease of $164 million, or 5%. The decline for the full year of 2018 was due to the impact of the loss of exclusivity of certain products of $290 million, the impact of the 2017 divestitures of $183 million, the unfavorable impact of foreign exchange of $83 million and the planned inventory channel reduction of $65 million. The decline was partially offset by positive base business performance in the Salix and Bausch + Lomb/International segments and improved management of operating expenses.

5 | Page

2019 Financial Outlook
Bausch Health provided guidance for the full year of 2019, as follows:

•	Full-Year Revenues in the range of $8.30 - $8.50 billion

•	Full-Year Adjusted EBITDA (non-GAAP) in the range of $3.35 - $3.50 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). The guidance provided in this section represents forward-looking information, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights

•	Bausch Health’s cash, cash equivalents and restricted cash were $723 million at Dec. 31, 2018

•	The Company’s availability under the Revolving Credit Facility was approximately $980 million at Dec. 31, 2018

Conference Call Details

Date:	Wednesday, Feb. 20, 2019
Time:	8:00 a.m. EST
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	4514727
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	10127646 (replay available until Feb. 27, 2019)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people's lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye

6 | Page

health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements regarding anticipated approvals and launch dates for certain of the Company’s products, expectations regarding the decision of the FDA on DUOBRRI™5 and the timing of such decision, the Company’s plans to increase investment in R&D and the anticipated impact of such investment, the probability and timing of consummating the acquisition of certain assets of Synergy Pharmaceuticals Inc. and Bausch Health's future prospects and performance, including the Company’s 2019 full-year guidance. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in the Company's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2019 full-year guidance with respect to adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated, the anticipated timing and extent of the Company’s R&D expense, interest expense, our adjusted tax rate (non-GAAP), the average fully diluted share count, the expected timing and impact of loss of exclusivity for certain of our products, expected organic revenue growth and organic growth of Adjusted EBITDA (non-GAAP), expected currency impact, expectations regarding cash flow from operations and gross margin, the exclusion of potential mergers and acquisition activity, and the expected amount of certain additional cash items (such as capital expenditures, contingent consideration and milestones, and restructuring and other), and non-cash adjustments (including depreciation and stock-based compensation), and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements, and additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

7 | Page

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of company performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of our Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar non-GAAP measures. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net (loss) income (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below. Management of the Company believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives, especially in light of the Company's new strategies. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company's underlying operational results and business performance. As a result, the Company uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company's executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) reflects adjustments based on the following items:

•
Restructuring and integration costs: Since 2016, while the Company undertook fewer acquisitions, the Company incurred additional restructuring costs as it implemented certain strategies, which involved, among other things, improvements to our infrastructure and other operational improvements, internal reorganizations and impacts from the divestiture of assets and businesses.

8 | Page

With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. As a result, the Company does not believe that such costs (and their impact) are truly representative of the underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company's operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.

•
Acquired in-process research and development costs: The Company has excluded expenses associated with acquired in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company's research and development efforts during the period.

•
Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company's operating performance. Although the Company excludes intangible impairments from its non-GAAP expenses, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.

•
Goodwill impairments: The Company has excluded the impact of goodwill impairment. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. For periods prior to Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of the carrying value of a reporting unit's goodwill over its implied fair value. However, in January 2017, new accounting guidance was issued which simplifies the subsequent measurement of an impairment to goodwill. Under the new guidance, which the Company early adopted effective Jan. 1, 2018, the amount of goodwill impairment is measured as the excess of a reporting unit's carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.

•
Share-based compensation: The Company has excluded the impact of costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

•
Acquisition-related adjustments excluding amortization of intangible assets and depreciation expense: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent and is significantly impacted by the timing and size of the Company's acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company has excluded the impact of fair value inventory step-up resulting from acquisitions as the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions.

•
Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly

9 | Page

impacted by the timing and size of debt financing transactions and other factors in the debt market out of management's control.

•
Other Non-GAAP charges: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with recent legal and governmental proceedings, investigations and information requests respecting certain of our distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain)/loss on sale of assets. In addition, the Company has excluded certain other expenses that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Finally, to the extent not already adjusted for above, Adjusted EBITDA (non-GAAP) reflects adjustments for interest, taxes, depreciation and amortization (EBITDA represents earnings before interest, taxes, depreciation and amortization).

Adjusted Net Income (non-GAAP)
Historically, management has used adjusted net income (non-GAAP) (the most directly comparable GAAP financial measure for which is GAAP net income (loss)) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as further described below) that may obscure trends in the Company's underlying performance. By disclosing this non-GAAP measure, it was management's intention to provide investors with a meaningful, supplemental comparison of the Company's operating results and trends for the periods presented. It was management's belief that this measure was also useful to investors as such measure allowed investors to evaluate the Company's performance using the same tools that management had used to evaluate past performance and prospects for future performance. Accordingly, it was the Company's belief that adjusted net income (non-GAAP) was useful to investors in their assessment of the Company's operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company's financial performance. However, management still believes that adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

In addition to certain of the adjustments described above (namely restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, goodwill impairments, acquisition-related adjustments, excluding amortization, and other non-GAAP charges), adjusted net income (non-GAAP) also reflects adjustments based on the following additional item:

10 | Page

•
Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company's operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. The Company uses organic revenue and organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as it provides a supplemental period-to-period comparison.

Organic revenue growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and discontinuations of businesses divested and/ or discontinued. These adjustments are determined as follows:

•
Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management's control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

•
Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenues (non-GAAP) on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period (but not the current period), all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company's financial results and financial position. To assist investors in evaluating the Company's performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2018 reported amounts adjusted to exclude currency impact, calculated using 2017 monthly average exchange rates, to the actual 2017 reported amounts.

11 | Page

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

12 | Page

Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Revenues
Product sales	$2,098	$2,133	$8,271	$8,595
Other revenues	23	30	109	129
	2,121	2,163	8,380	8,724
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	592	637	2,309	2,506
Cost of other revenues	10	10	42	42
Selling, general and administrative	626	639	2,473	2,582
Research and development	120	90	413	361
Amortization of intangible assets	502	775	2,644	2,690
Goodwill impairments	109	—	2,322	312
Asset impairments	134	85	568	714
Restructuring and integration costs	6	10	22	52
Acquired in-process research and development costs	—	—	1	5
Acquisition-related contingent consideration	14	8	(9)	(289)
Other (income) expense, net	(17)	231	(21)	(353)
	2,096	2,485	10,764	8,622
Operating income (loss)	25	(322)	(2,384)	102
Interest income	2	3	11	12
Interest expense	(414)	(448)	(1,685)	(1,840)
Loss on extinguishment of debt	(44)	(57)	(119)	(122)
Foreign exchange and other	5	20	23	107
Loss before benefit from income taxes	(426)	(804)	(4,154)	(1,741)
Benefit from income taxes	84	1,316	10	4,145
Net (loss) income	(342)	512	(4,144)	2,404
Net (income) loss attributable to noncontrolling interest	(2)	1	(4)	—
Net (loss) income attributable to Bausch Health Companies Inc.	$(344)	$513	$(4,148)	$2,404

13 | Page

Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net (Loss) Income to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(344)	$513	$(4,148)	$2,404
Non-GAAP adjustments: (a)
Amortization of intangible assets	502	775	2,644	2,690
Asset impairments	134	85	568	714
Goodwill impairments	109	—	2,322	312
Restructuring and integration costs	6	10	22	52
Acquired in-process research and development costs	—	—	1	5
Acquisition-related adjustments excluding amortization of intangible assets	14	8	(9)	(289)
Loss on extinguishment of debt	44	57	119	122
Legal and other professional fees	17	7	52	44
Litigation and other matters	3	116	(27)	227
Net (gain) loss on sale of assets	(20)	115	6	(580)
Other	(1)	(1)	(2)	(1)
Tax effect of non-GAAP adjustments	(96)	(1,338)	(138)	(4,351)
Total non-GAAP adjustments	712	(166)	5,558	(1,055)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$368	$347	$1,410	$1,349

(a) The components of (and further details respecting) each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

14 | Page

Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$626	$639	$2,473	$2,582
Legal and other professional fees (a)	(17)	(7)	(52)	(44)
Other Selling, general and administrative (b)	1	—	2	—
Adjusted selling, general and administrative (non-GAAP)	$610	$632	$2,423	$2,538
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$502	$775	$2,644	$2,690
Amortization of intangible assets (c)	(502)	(775)	(2,644)	(2,690)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairment reconciliation:
GAAP Goodwill impairment	$109	$—	$2,322	$312
Goodwill impairment (d)	(109)	—	(2,322)	(312)
Adjusted goodwill impairment (non-GAAP)	$—	$—	$—	$—
Restructuring and integration costs reconciliation:
GAAP Restructuring and integration costs	$6	$10	$22	$52
Restructuring and integration costs (e)	(6)	(10)	(22)	(52)
Adjusted restructuring and integration costs (non-GAAP)	$—	$—	$—	$—
Acquired in-process research and development costs reconciliation:
GAAP Acquired in-process research and development costs	$—	$—	$1	$5
Acquired in-process research and development costs (f)	—	—	(1)	(5)
Adjusted acquired in-process research and development costs (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$134	$85	$568	$714
Asset impairments (g)	(134)	(85)	(568)	(714)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$14	$8	$(9)	$(289)
Acquisition-related contingent consideration (h)	(14)	(8)	9	289
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other income, net reconciliation:
GAAP Other income, net	$(17)	$231	$(21)	$(353)
Litigation and other matters (i)	(3)	(116)	27	(227)
Net gain (loss) on sale of assets (j)	20	(115)	(6)	580
Adjusted other income (non-GAAP)	$—	$—	$—	$—
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(44)	$(57)	$(119)	$(122)
Loss on extinguishment of debt (k)	44	57	119	122
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—

15 | Page

Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$5	$20	$23	$107
Other (b)	—	(1)	—	(1)
Adjusted foreign exchange and other (non-GAAP)	$5	$19	$23	$106
Benefit from income taxes reconciliation:
GAAP Benefit from income taxes	$84	$1,316	$10	$4,145
Tax effect of non-GAAP adjustments (l)	(96)	(1,338)	(138)	(4,351)
Adjusted provision for income taxes (non-GAAP)	$(12)	$(22)	$(128)	$(206)

(a) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and twelve months ended December 31, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(d) Represents the sole component of the non-GAAP adjustment of “Goodwill impairment” (see Table 2).
(e) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Acquisition-related adjustments excluding amortization of intangible assets” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment "Net (loss) gain on sale of assets" (see Table 2). Net loss on sale of assets of $115 million during the three months ended December 31, 2017 includes the $98 million loss on the sale of Sprout Pharmaceuticals in December of 2017. Net gain on sale of assets of $580 million during the twelve months ended December 31, 2017 includes the $309 million gain on sale of iNova Pharmaceuticals in September 2017, the $97 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $309 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017, offset by the $98 million loss on the sale of Sprout Pharmaceuticals in December of 2017.
(k) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

16 | Page

Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2018	2017	2018	2017
Net (loss) income attributable to Bausch Health Companies Inc.	$(344)	$513	$(4,148)	$2,404
Interest expense, net	412	445	1,674	1,828
Benefit from income taxes	(84)	(1,316)	(10)	(4,145)
Depreciation and amortization	546	819	2,819	2,858
EBITDA	530	461	335	2,945
Adjustments:
Asset impairments	134	85	568	714
Goodwill impairments	109	—	2,322	312
Restructuring and integration costs	6	10	22	52
Acquired in-process research and development costs	—	—	1	5
Acquisition-related adjustments excluding amortization and depreciation	14	8	(9)	(289)
Loss on extinguishment of debt	44	57	119	122
Share-based compensation	22	17	87	87
Other adjustments:
Legal and other professional fees (a)	17	7	52	44
Litigation and other matters	3	116	(27)	227
Net (gain) loss on sale of assets (b)	(20)	115	6	(580)
Other	(1)	(1)	(2)	(1)
Adjusted EBITDA (non-GAAP)	$858	$875	$3,474	$3,638

(a) Legal and other professional fees incurred during the three and twelve months ended December 31, 2018 and 2017 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Net loss on sale of assets of $115 million during the three months ended December 31, 2017 includes the $98 million loss on the sale of Sprout Pharmaceuticals in December of 2017. Net gain on sale of assets of $580 million during the twelve months ended December 31, 2017 includes the $309 million gain on sale of iNova Pharmaceuticals in September 2017, the $97 million gain on the sale of Dendreon Pharmaceuticals LLC in June 2017 and the $309 million gain on the sale of CeraVe, AcneFree and AMBI skincare brands in March of 2017, offset by the $98 million loss on the sale of Sprout Pharmaceuticals in December of 2017.

17 | Page

Bausch Health Companies Inc.							Table 3
Organic Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2018			December 31, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$203	$6	$209	$187	$—	$187	$22	12%
Global Surgical	186	6	192	187	(3)	184	8	4%
Global Consumer Products	368	13	381	377	(10)	367	14	4%
Global Ophtho Rx	159	3	162	164	—	164	(2)	(1)%
International Rx	289	13	302	289	(9)	280	22	8%
Total Bausch + Lomb/International	1,205	41	1,246	1,204	(22)	1,182	64	5%

Salix (c)	426	—	426	425	(3)	422	4	1%

Ortho Dermatologics (c)
Ortho Dermatologics (d)	120	—	120	135	—	135	(15)	(11)%
Global Solta	45	—	45	34	—	34	11	32%
Total Ortho Dermatologics	165	—	165	169	—	169	(4)	(2)%

Diversified Products (c)
Neurology and Other	186	—	186	228	(1)	227	(41)	(18)%
Generics	110	—	110	94	(1)	93	17	18%
Dentistry	29	—	29	39	(1)	38	(9)	(24)%
Other revenues (d)	—	—	—	4	(4)	—	—	—
Total Diversified Products	325	—	325	365	(7)	358	(33)	(9)%

Total revenues	$2,121	$41	$2,162	$2,163	$(32)	$2,131	$31	1%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the three months ended December 31, 2018 and 2017, there were no acquisitions.
(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Reportable Segments” in Note 22, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2018.
(d) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

18 | Page

Bausch Health Companies Inc.						Table 3 (continued)
Organic Growth (non-GAAP) - by Segment
For the Three and Twelve Months Ended December 31, 2018 and 2017
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2018			December 31, 2017			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divested Revenues	Organic Revenue (Non-GAAP) (b)
(in millions)							Amount	Pct.
Bausch + Lomb/International (c)
Global Vision Care	$814	$(2)	$812	$752	$—	$752	$60	8%
Global Surgical	698	(8)	690	677	(8)	669	21	3%
Global Consumer Products	1,421	1	1,422	1,523	(143)	1,380	42	3%
Global Ophtho Rx	641	(3)	638	623	—	623	15	2%
International Rx	1,090	(6)	1,084	1,220	(161)	1,059	25	2%
Total Bausch + Lomb/International	4,664	(18)	4,646	4,795	(312)	4,483	163	4%

Salix (c)	1,749	—	1,749	1,566	(3)	1,563	186	12%

Ortho Dermatologics (c)
Ortho Dermatologics (d)	490	—	490	614	(5)	609	(119)	(20)%
Global Solta	135	—	135	111	—	111	24	22%
Total Ortho Dermatologics	625	—	625	725	(5)	720	(95)	(13)%

Diversified Products (c)
Neurology and Other	822	—	822	946	(2)	944	(122)	(13)%
Generics	407	—	407	343	(1)	342	65	19%
Dentistry	113	—	113	134	(3)	131	(18)	(14)%
Other revenues (d)	—	—	—	215	(215)	—	—	—
Total Diversified Products	1,342	—	1,342	1,638	(221)	1,417	(75)	(5)%

Total revenues	$8,380	$(18)	$8,362	$8,724	$(541)	$8,183	$179	2%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the year ended December 31, 2018 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the year ended December 31, 2017 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period. Organic revenue is also adjusted for acquisitions, however, during the years ended December 31, 2018 and 2017, there were no acquisitions.
(c) Commencing in the second quarter of 2018, the Company realigned its segment reporting structure and now operates in four operating segments. All segment references in this news release are to this realigned segment reporting structure and prior period presentations of segment results have been conformed to the current segment reporting structure to allow investors to evaluate results between periods on a constant basis. For more information about the current segment reporting structure, please see “Reportable Segments” in Note 22, "SEGMENT INFORMATION" to our audited Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2018.
(d) Effective in the first quarter of 2018, two products historically included in the reported results of the former Other business unit in the former U.S. Diversified segment are included in the reported results of the Ortho Dermatologics business unit in the Ortho Dermatologics segment as management believes the products better align with that business unit. Prior period presentations of segment and business unit revenues have been conformed to current segment and business unit reporting structures to allow investors to evaluate results between periods on a consistent basis.

19 | Page

Bausch Health Companies Inc.		Table 4
Consolidated Balance Sheet and Other Financial Information
(unaudited)

(in millions)	December 31, 2018	December 31, 2017
Cash Balances
Cash and cash equivalents	$721	$720
Restricted cash	2	77
Cash, cash equivalents and restricted cash	$723	$797

Debt Balances
Senior Secured Credit Facilities:
Revolving Credit Facilities	$75	$250
Series F Tranche B Term Loan Facility	—	3,420
June 2025 Term Loan B Facility	4,269	—
November 2025 Term Loan B Facility	1,456	—
Senior Secured Notes	4,948	4,939
Senior Unsecured Notes:
5.375% Senior Unsecured Noted due March 2020	—	1,699
7.00% Senior Unsecured Noted due October 2020	—	71
6.375% Senior Unsecured Noted due October 2020	—	656
7.50% Senior Unsecured Noted due July 2021	—	1,615
6.75% Senior Unsecured Noted due August 2021	—	648
5.625% Senior Unsecured Noted due December 2021	697	896
7.25% Senior Unsecured Noted due July 2022	—	545
9.25% Senior Unsecured Noted due April 2026	1,482	—
8.50% Senior Unsecured Noted due January 2027	738	—
All other Senior Unsecured Notes	10,628	10,690
Other	12	15
Total long-term debt and other, net of unamortized discounts and issuance costs	24,305	25,444
Plus: Unamortized discounts and issuance costs	327	308
Total long-term debt and other	$24,632	$25,752

Maturities and Mandatory Payments of Debt Obligations
2018	$—	$209
2019	228	—
2020	303	2,690
2021	1,003	3,175
2022	1,553	5,115
2023	6,348	6,051
Thereafter	15,197	8,512
Maturities of debt	$24,632	$25,752

	2018	2017
Cash provided by operating activities - Three months ended December 31	$319	$578

20 | Page